EXHIBIT 1
ROYAL BANK OF CANADA
ANNUAL
INFORMATION
FORM
November 29, 2007

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
From time to time, we make written or oral forward-looking statements within the meaning of certain securities laws, including the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation. We may make forward-looking statements in this annual information form, in other filings with Canadian regulators or the United States Securities and Exchange Commission (SEC), in reports to shareholders and in other communications. Forward-looking statements include, but are not limited to, statements relating to our medium-term and 2008 objectives, our strategic goals and priorities and the economic and business outlook for us, for each of our business segments and for the Canadian, United States and international economies. Forward-looking statements are typically identified by words such as “believe”, “expect”, “forecast”, “anticipate”, “intend”, “estimate”, and “plan” and similar expressions of future or conditional verbs such as “will”, “may”, “should”, “could”, or “would”.
By their very nature, forward-looking statements require us to make assumptions and are subject to inherent risks and uncertainties, which give rise to the possibility that our predictions, forecasts, projections, expectations or conclusions will not prove to be accurate, that our assumptions may not be correct and that our objectives, strategic goals and priorities will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause our actual results to differ materially from the expectations expressed in such forward-looking statements. These factors include credit, market, operational, liquidity and funding risks, and other risks discussed in our 2007 management’s discussion and analysis; general business and economic conditions in Canada, the United States and other countries in which we conduct business, including the impact from the continuing volatility in the U.S. subprime and related markets and lack of liquidity in various of the financial markets; the impact of the movement of the Canadian dollar relative to other currencies, particularly the U.S. dollar, British pound and Euro; the effects of changes in government monetary and other policies; the effects of competition in the markets in which we operate; the impact of changes in laws and regulations; judicial or regulatory judgments and legal proceedings; the accuracy and completeness of information concerning our clients and counterparties; our ability to successfully execute our strategies and to complete and integrate strategic acquisitions and joint ventures successfully; changes in accounting standards, policies and estimates, including changes in our estimates of provisions and allowances; and our ability to attract and retain key employees and executives.
We caution that the foregoing list of important factors is not exhaustive and other factors could also adversely affect our results. When relying on our forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Unless required by law, we do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by us or on our behalf.
Additional information about these and other factors can be found under the Risk management section and the Additional risks that may affect future results section of our 2007 management’s discussion and analysis.

TABLE OF CONTENTS

		Management’s
		Discussion and
	Annual	Analysis
	Information	Incorporated by
	Form	Reference
CORPORATE STRUCTURE	4
— Name, Address and Incorporation	4
— Intercorporate Relationships	4
GENERAL DEVELOPMENT OF THE BUSINESS	4
— Three Year History	4	34-38
DESCRIPTION OF THE BUSINESS	6
— General Summary	6	34-38 53-70
— Seasonality	7	51-52
— Competition	7
— Government Supervision and Regulation — Canada	9
— Government Supervision and Regulation — United States	10
— Risk Factors	13	80-103
— Environmental Policies	13	80-102
DESCRIPTION OF CAPITAL STRUCTURE	14
— General Description	14	71-77
— Prior Sales	15	71-77
— Constraints	15
— Ratings	16	80-103
MARKET FOR SECURITIES	17
— Trading Price and Volume	17
DIVIDENDS	19
DIRECTORS AND EXECUTIVE OFFICERS	19
— Directors	19
— Committees of the Board	21
— Executive Officers	21
— Ownership of Securities	22
— Cease Trade Orders, Bankruptcies, Penalties or Sanctions	22
— Conflicts of Interest	23
LEGAL PROCEEDINGS AND REGULATORY ACTIONS	23	156-159*
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	23
TRANSFER AGENT AND REGISTRAR	23
EXPERTS	23
AUDIT COMMITTEE	24
— Audit Committee Mandate	24
— Composition of the Audit Committee	24
— Relevant Education and Experience of Audit Committee Members	24
— Pre-Approval Policies and Procedures	25
— Independent Registered Fees	25
ADDITIONAL INFORMATION	26
TRADEMARKS	26
APPENDIX A — PRINCIPAL SUBSIDIARIES	27
APPENDIX B — EXPLANATION OF RATING & OUTLOOK	28
APPENDIX C — AUDIT COMMITTEE MANDATE	30
APPENDIX D — PRE-APPROVAL POLICIES AND PROCEDURES	34
INFORMATION IS AT OCTOBER 31, 2007, UNLESS OTHERWISE NOTED.

*	Note 27 to Royal Bank of Canada’s annual financial statements is incorporated by reference herein.

CORPORATE STRUCTURE
NAME, ADDRESS AND INCORPORATION1
Royal Bank of Canada is a Schedule I bank under the Bank Act (Canada), which constitutes its charter. The Bank was created as Merchants Bank in 1864 and was incorporated under the “Act to Incorporate the Merchants’ Bank of Halifax” assented to June 22, 1869. The Bank changed its name to The Royal Bank of Canada in 1901 and to Royal Bank of Canada in 1990.
The Bank’s corporate headquarters are located at Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, Canada and its head office is located at 1 Place Ville-Marie, Montreal, Quebec, Canada.
INTERCORPORATE RELATIONSHIPS
Information about intercorporate relationships with principal subsidiaries, including place of incorporation and percentage of securities owned by the Bank, is provided in Appendix A.

GENERAL DEVELOPMENT OF THE BUSINESS

THREE YEAR HISTORY
Over the last three years, we have been striving to achieve our vision of “Always earning the right to be our clients’ first choice” by continuing to find new ways to generate stronger revenue growth and streamline our organization to meet the financial needs of our clients more effectively across all of our businesses. Broadly described as our Client First philosophy, this approach to all our business activities took root in September 2004.
Beginning in 2005, we realigned our five previous business segments into three, structured around client needs and geographic location: RBC Canadian Personal and Business, RBC U.S. and International Personal and Business, and RBC Capital Markets. We also consolidated at the enterprise level our corporate support team of Global Technology and Operations and Global Functions, which allowed us to provide more focused, efficient and responsive support to each of our businesses. We also divested non-strategic operations and assets, expanded our distribution network and product offerings, sought out new revenue growth opportunities, and took other steps to enhance our service to clients in a cost-efficient manner.
In 2006, our business strategies and actions continued to be guided by Client First and our strategic goals which are:
•	to be the undisputed leader in financial services in Canada;

•	to build on our strengths in banking, wealth management, and capital markets in the U.S.; and

•	to be a premier provider of selected global financial services.
We focused on enhancing client satisfaction and loyalty, while generating strong revenue and earnings growth, continuously improving productivity, and seeking to deliver top quartile financial performance versus our North American peer group. We focused on driving business growth, both domestically and internationally, by leveraging and building on our corporate and geographical strengths. In Canada, we continued to strengthen our leadership position in most major product categories by enhancing our products and services and expanding our distribution network to better meet our clients’ needs and deepen client relationships. In the U.S., we continued to build scale and capability in all our major businesses

[1]	When we say “we”, “us”, “our”, or “RBC”, we mean Royal Bank of Canada and its subsidiaries, as applicable. Reference to “the Bank” means Royal Bank of Canada without its subsidiaries.

through a combination of organic growth and acquisitions. Internationally, we expanded our distribution network, products and services, and focused our expansion in high growth markets and regions.
In early 2007, in light of our view that global demand for wealth management products and services will continue to increase as global economies develop and populations mature, we created a new Wealth Management business segment consisting of businesses that directly serve the growing wealth management needs of affluent and high net worth clients in Canada, the U.S. and outside North America, and businesses that provide asset management and trust products through us and our external partners. Our other three business segments were renamed Canadian Banking, U.S. & International Banking and Capital Markets. During 2007, Client First continued to be a guiding business philosophy as we worked to achieve the three strategic goals articulated in 2006. We offered new and innovative products and services in Canada across all of our business segments. We continue to expand our business through organic growth and by making a number of strategic acquisitions internationally.
Our acquisitions and dispositions that have influenced the general development of our business over the past three years are summarized in the following table:

BUSINESS	ACQUISITION/DISPOSITION	KEY CHARACTERISTICS

Canadian Banking	Liberty Insurance Services Corporation (2005)	• Sold to IBM Corporation. • Long-term agreement with IBM to perform key business processes for our U.S. insurance operations.

Wealth Management	J.B. Hanauer & Co. (2007)	• Acquisition expanded our retail fixed income and wealth management capabilities in New Jersey, Florida and Pennsylvania.

American Guaranty & Trust Company (2006)
•  Renamed RBC Trust Company (Delaware) Limited, the acquisition has provided us with U.S. trust solutions capability for high net worth clients, including administering more than 1,000 personal trusts and holding more than US$1.3 billion in trust and investment accounts.

	Abacus Financial Services Group Limited (2006)	• Acquisition strengthened our position in wealth management services in the U.K. and Channel Islands, and added assets under administration of US$41 billion.

U.S. & International Banking	AmSouth Bank branches (2007)	• Acquisition of 39 AmSouth Bank branches marked entry into the state of Alabama and extended our footprint in high-growth markets in U.S. Southeast.

	Flag Financial Corporation and its bank subsidiary, Flag Bank (2007)	• Acquisition extended our branch presence in high-growth markets by adding 17 branches in Georgia.

RBC Dexia Investor Services (RBC Dexia IS) (2006)
•  We combined our Institutional & Investor Services business with the Dexia Fund services business of Dexia Banque Internationale à Luxembourg in return for a 50% joint venture interest in RBC Dexia IS.

	Certain assets of RBC Mortgage Company (2005)	• We completed the sale of certain assets to Home123 Corporation in September 2005, and the remaining business was substantially wound down effective October 31, 2006.

Capital Markets	Seasongood & Mayer, LLC (2007)	• Acquisition strengthened our franchise as one of the leading municipal finance platforms in the U.S.

	Daniels & Associates, L.P. (2007)	• The acquisition provided us with a U.S. mergers and acquisitions advisory firm specializing in the communications, media and entertainment, and technology sectors.

	Carlin Financial Group (2007)	• The acquisition provided us with a best-in-class North American electronic trade execution platform.

We also announced our intention to either acquire, or enter into joint venture agreements with, the following subject to regulatory approvals and other customary closing conditions:

BUSINESS	PROPOSED ACQUISITION	KEY CHARACTERISTICS

U.S. & International Banking	RBTT Financial Group (RBTT) (announced October 2007)	• Acquiring RBTT will expand our banking footprint and create one of the most extensive retail banking networks in the Caribbean, with a presence in 18 countries and territories across the region.
• Expected to close in the middle of calendar 2008.

Alabama National BanCorporation (announced September 2007)
•  Acquiring the parent of 10 subsidiary banks and other affiliated businesses in Alabama, Florida and Georgia and will add 103 branches and strengthen our retail distribution by growing our footprint to over 450 locations in the high-growth U.S. Southeast.

• Expected to close in early calendar 2008.

Royal Fidelity Merchant Bank & Trust Limited (announced April 2007)
•  Acquiring a 50% interest in Fidelity Merchant Bank & Trust Limited, the Bahamas-based wholly-owned subsidiary of Fidelity Bank & Trust International Limited to form a joint venture to provide certain corporate finance and advisory, investment management, stock brokerage, share registrar and transfer agency, pension and mutual fund administration services.

• Expected to close the first quarter of 2008.

Wealth Management	China Minsheng Banking Corp., Ltd. (China Minsheng Bank) (announced October 2006)
•  We entered into a joint venture agreement with China Minsheng Banking Corp., Ltd. to launch a new Chinese joint venture fund management company of which we would own 30%.
•  The joint venture company will create, manage, and sell mutual funds in local currency to retail and institutional investors in China.

Additional information about our three year history can also be found under the “Overview” section beginning on page 34 of our 2007 management’s discussion and analysis, which pages are incorporated by reference herein.

DESCRIPTION OF THE BUSINESS

GENERAL SUMMARY
The Bank and its subsidiaries operate under the master brand name RBC. We are Canada’s largest bank as measured by assets and market capitalization and one of North America’s leading diversified financial services companies. We provide personal and commercial banking, wealth management services, insurance, corporate and investment banking, and transaction processing services on a global basis. We employ more than 70,000 full- and part-time employees who serve more than 15 million personal, business, public sector and institutional clients through offices in Canada, the U.S. and 36 countries around the world.
Canadian Banking
Canadian Banking comprises our domestic personal and business banking operations, certain retail investment businesses and our global insurance operations. This segment has four business lines: Personal Financial Services, Business Financial Services, Cards and Payment Solutions, and Global Insurance.
Wealth Management
Wealth Management comprises businesses that directly serve the growing wealth management needs of affluent and high net worth clients in Canada, the U.S. and outside North America, and businesses that provide asset management and trust products through RBC and external partners. The segment has three business lines: Canadian Wealth Management, U.S. & International Wealth Management and Global Asset Management.

U.S. & International Banking
U.S. & International Banking comprises our banking businesses outside Canada, including our banking operations in the U.S. and Caribbean. In addition, this segment includes our 50% ownership in RBC Dexia Investor Services (RBC Dexia IS). The segment has two business lines: Banking and RBC Dexia IS.
Capital Markets
Capital Markets comprises our global wholesale banking business, which provides a wide range of corporate and investment banking, sales and trading, research and related products and services to corporations, public sector and institutional clients in North America, and specialized products and services in select global markets. This segment has two business lines: Global Markets and Global Investment Banking and Equity Markets. All other businesses, including Global Credit and Research, are grouped under Other.
Corporate Support
Corporate Support segment activities include our global technology and operations group, corporate treasury, finance, human resources, risk management, internal audit and other global functions, the costs of which are largely allocated to the business segments.
Additional information about our business and each segment (including segment results) can be found under “Overview” beginning on page 34 and under “Business segment results” beginning on page 53 of our 2007 management’s discussion and analysis, which pages are incorporated by reference herein.
SEASONALITY
Information about seasonality is provided under “Quarterly financial information” beginning on page 51 of our 2007 management’s discussion and analysis, which pages are incorporated by reference herein.
COMPETITION
As we enter and expand into new lines of business, our competition has grown to include other banks, credit unions, companies that offer products and services traditionally offered by financial institutions, investment dealers, self-directed brokers, mutual fund companies, money managers, custody service providers, insurance companies, virtual banks and specialty financial service providers. Key competitive factors include the range and features of financial products, pricing, distribution, and service quality.
Canadian Banking
The competitive landscape of our Banking-related operations in the Canadian financial services industry consists of 21 Schedule I banks (including the Bank and our five peer banks), and approximately 35 independent trust companies, 52 foreign banks (as subsidiaries or Canadian branches) and approximately 1,300 credit unions and caisses populaires. Competition has intensified with respect to our Banking-related operations over the years as foreign financial service providers and non-traditional competitors (retailers, online players, etc.) enter the Canadian financial services industry to provide credit cards, mutual funds, small business loans, consumer finance and retail and investment services. In this competitive environment, we have top rankings in market share for most retail product categories.
Competition for our Global Insurance operations is also intense. In Canada, we compete against approximately 300 other insurance companies in Canada. We are one of the leading Canadian life insurers in Canada as measured by new individual policies issued, and are also a leader in travel insurance, creditor products and individual disability insurance. We are growing our market position in our life, health, home and auto products. In the U.S. we compete in a fragmented market with over 2000 active life and health carriers. We offer traditional life insurance products, as well as mortgage, life, fixed annuities and travel insurance. We also participate in selected international lines of business in the global reinsurance market through our wholly-owned reinsurance subsidiaries in Barbados and Ireland. We underwrite reinsurance and retrocession risks in defined life and non-life lines of business with a strategy to grow these lines and to identify new business opportunities to serve our client base.
Wealth Management
Our Canadian Wealth Management business competes with investment counselling firms, bank-owned full service brokerage and boutique brokerages/mutual fund companies. Bank-owned providers are emerging as the major players in these areas. Our full service brokerage business is number one in market share based on assets under administration, and we are one of the largest providers of discretionary investment management for affluent and high net worth clients.
Our U.S. & International Wealth Management business operates in a fragmented and extremely competitive industry. There are more than 5,000 registered broker-dealers in the U.S., comprising independents, global and regional players. We rank as the 7th largest full-service broker, based on number of financial consultants, with a presence in 39 states. Competitors in international wealth management comprise a few major banks and many small specialist operations. We are one of the top 20 private banks in the world as measured by assets under administration, and the top trust provider in the United Kingdom. We also have a strong presence in the United States and Latin America and a growing business in Asia.
Our Global Asset Management business faces competition in Canada from major banks, insurance companies and asset management organizations as well as boutique firms. Canadian fund management is a large, mature but still relatively fragmented industry. We are one of Canada’s largest money managers and the largest single fund company, with over 10% market share based on assets under management. Our U.S. asset manager competes with independent asset management firms, as well as those that are part of national/international banks, insurance companies and boutique asset managers.
U.S. & International Banking
In retail banking, we compete against approximately 2,000 other banks, thrifts and credit unions in the high-growth, highly competitive markets in the U.S. Southeast and now operate 350 banking centres. We are growing market share in the U.S. as we are now ranked 5th as measured by deposits in North Carolina, and are among the top 15 in deposits within our state banking footprint (North Carolina, South Carolina, Virginia, Georgia, Alabama and Florida).
RBC Dexia IS ranks among the world’s top 10 global custodians. Through its offices in 15 countries, RBC Dexia IS is a global provider of investor services solutions to asset managers, pension plans, insurance companies and financial institutions. Services provided include global custody, fund and pension administration of client assets as well as the provision of shareholder services, foreign exchange, securities lending and other related services.
Internationally, our Caribbean banking business is ranked in the top three in deposits in most markets in which it operates, which are small and relatively concentrated. In the Caribbean, we compete against banks, mortgage corporations, credit unions, trust companies, investment companies and other deposit taking institutions in eight countries in the Caribbean and offer current accounts, savings deposits and term deposits.
Capital Markets
Capital markets are by their nature international, and we operate via 74 offices around the world, including New York and London. In Canada, where we are a leader in capital markets in debt, equity and mergers and acquisitions, we compete with Canadian Schedule I banks, bulge bracket investment banks and smaller boutique firms. In the U.S., where we target middle market companies, competition is vigorous from boutiques, middle market and global wholesale banks, and we continue to move up several industry league table rankings. Globally, Capital Markets’ strengths in Canadian dollar debt issuance and foreign exchange, mining, energy, structured products and infrastructure and public finance puts us against global wholesale banks and dominant regional players.
GOVERNMENT SUPERVISION AND REGULATION – CANADA
As a Canadian Schedule I Bank, the Bank and its Canadian trust and loan and insurance subsidiaries are federally regulated financial institutions governed by respectively, the Bank Act (Canada) (Bank Act), the Trust and Loan Companies Act (Canada) and the Insurance Companies Act (Canada). The activities of the Bank’s trust and loan and insurance subsidiaries are also regulated under provincial and territorial laws in respect of their activities in the provinces and territories.
The Office of the Superintendent of Financial Institutions (OSFI) reports to the Minister of Finance (the Minister) for the supervision of the Bank, as well as its Canadian trust and loan and insurance subsidiaries. The OSFI is required, at least once a year, to examine the affairs and business of each institution for the purpose of determining whether statutory requirements are duly observed and the institution is in sound financial condition, and report to the Minister. The Bank is also required to make periodic reports to the OSFI, the Minister and the Bank of Canada.
The Bank is subject to regulation under the Financial Consumer Agency of Canada Act (FCAC Act). The Financial Consumer Agency of Canada (Agency) enforces consumer-related provisions of the federal statutes which govern financial institutions. The Commissioner of the Agency must report to the Minister on all matters connected with the administration of the FCAC Act and consumer provisions of other federal statutes, including the Bank Act, Trust and Loan Companies Act and Insurance Companies Act.
The Bank and its subsidiaries Royal Trust Corporation of Canada, The Royal Trust Company and Royal Bank Mortgage Corporation are member institutions of the Canada Deposit Insurance Corporation (CDIC). The CDIC insures certain deposits held at the member institutions.
Under the Bank Act, the Bank is prohibited from engaging in or carrying on any business other than the business of banking. The Bank can provide, amongst other services, any financial services, investment counselling services and portfolio management services, as well as provide general insurance advice, act as a financial agent and issue and operate payment, credit or charge card plans.
The Bank has broad powers to invest in securities, but is limited in making “substantial investments” or in controlling certain types of entities. A “substantial investment” will arise through direct or indirect beneficial ownership of voting shares carrying more than 10% of the voting rights attached to all outstanding voting shares of a company, shares representing more than 25% of the shareholders’ equity in a company, or interests representing more than 25% of the ownership interests in any other entity.
The Bank can however, make controlling, and in certain circumstances, non-controlling substantial investments in Canadian banks, trust or loan companies, insurance companies, cooperative credit societies and entities primarily engaged in dealing in securities; in foreign regulated entities which are primarily engaged outside Canada in a business that if carried on in Canada would be the business of banking, the business of a cooperative credit society, the business of insurance, the business of providing fiduciary services or the business of dealing in securities; and in factoring; finance; financial leasing; specialized financing and financial holding entities. Certain substantial investments may be made only with the prior approval of the Minister or the OSFI.
The Bank and its Canadian trust and loan and insurance subsidiaries are also required to maintain, in relation to operations, adequate capital and adequate and appropriate forms of liquidity and the OSFI may direct financial institutions to increase capital or to provide additional liquidity.
The Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) implements measures to assist in detecting, deterring, and facilitating the investigation of money laundering and terrorist financing offences. This Act and its associated regulations impose reporting, record keeping and “know your customer” obligations on the Bank, its Canadian trust and loan and insurance subsidiaries and its broker-dealer/investment subsidiaries.
Broker-Dealer/Investment Subsidiaries
The activities of the Bank’s subsidiaries, such as RBC Dominion Securities Inc., RBC Direct Investing Inc., Royal Mutual Funds Inc., RBC Asset Management Inc. and RBC Private Counsel Inc., who act as securities dealers (including investment dealers and mutual fund dealers) or advisors (including investment counsel and portfolio managers) are regulated in Canada under provincial and territorial securities laws (which are administered and enforced by securities regulatory authorities) and, in some cases, by the rules of the applicable self regulatory organization (the Investment Dealers Association of Canada for investment dealers and the Mutual Fund Dealers Association of Canada for mutual fund dealers).
Insurance
The activities of the Bank’s regulated Canadian insurance subsidiaries, RBC Life Insurance Company (RBC Life), RBC General Insurance Company (RBC General) and RBC Insurance Company of Canada (RICC), are federally governed by the Insurance Companies Act and by provincial regulation in each province and territory in which they carry on business. In addition, the Bank is federally governed by the Bank Act for any insurance activities it is permitted to carry out. The Bank may administer, promote and provide advice in relation to certain authorized types of insurance and is also permitted to conduct any aspect of the business of insurance, other than the underwriting of insurance, outside Canada and in respect of risks outside Canada. However, in Canada, the Bank may not act as agent for any person in the placing of insurance. The Bank can promote an insurance company, agent or broker or non-authorized types of insurance (e.g. life and home and automobile insurance) to certain prescribed groups where the promotion takes place outside bank branches.
RBC Life, RBC General and RICC are also subject to regulation under the FCAC Act. The Agency enforces consumer-related provisions of the federal statutes which govern financial institutions.
RBC Life is a member of Assuris which is a not for profit organization that protects Canadian life insurance policyholders against loss of benefits due to the financial failure of a member company. RICC and RBC General are members of the Property and Casualty Insurance Compensation Corporation which is the corporation protecting Canadian property and casualty policyholders against loss of benefits due to the financial failure of a member company.
GOVERNMENT SUPERVISION AND REGULATION — UNITED STATES
Banking
In the U.S., the Bank is characterized as a foreign banking organization (FBO). Generally, the operations of an FBO and its U.S. subsidiaries and offices are subject to the same comprehensive regulatory regime that governs the operations of U.S. domestic banking organizations. The Bank’s U.S. businesses are subject to supervision and oversight by various U.S. authorities, including federal and state regulators, as well as self-regulatory organizations.
In 2000, the Bank became a U.S. “financial holding company” (FHC), as authorized by the Board of Governors of the Federal Reserve System (Federal Reserve). Pursuant to the Gramm-Leach-Bliley Act, an FHC may engage in, or acquire companies engaged in, a broader range of financial and related activities than are permitted to banking organizations that do not maintain FHC status. To qualify as an FHC, an FBO must meet certain capital requirements and must be deemed to be “well managed” for U.S. bank regulatory purposes. In addition, any U.S. depository institution subsidiaries of the FBO must also meet certain capital requirements and be deemed to be “well managed” and must have at least a “satisfactory” rating under the Community Reinvestment Act of 1977.

In order to maintain “well managed” status for U.S. bank regulatory purposes, an FBO must have received at least a “satisfactory” composite regulatory rating of its U.S. branch, agency and commercial lending company operations in its last examination, the FBO’s home country supervisor must consent to it expanding its activities in the U.S. to include activities permissible for an FHC and the FBO’s management must meet standards comparable to those required of a U.S. bank subsidiary of an FHC. In addition, each U.S. depository institution subsidiary of the FBO must be deemed to be “well managed”, which requires both a “satisfactory” composite regulatory rating and a satisfactory rating on the “management” component in its last examination.
Under the International Banking Act of 1978 (IBA), all of the Bank’s U.S. banking operations are subject to supervision and regulation by the Federal Reserve. Under the IBA and related regulations of the Federal Reserve, the Bank generally may not open a branch, agency or representative office in the U.S., nor acquire more than 5% of the voting stock of any U.S. bank or bank holding company, without notice to or prior approval of the Federal Reserve.
The Federal Reserve is the U.S. “umbrella regulator” responsible for regulatory oversight of the whole of the Bank’s U.S. activities. The Federal Reserve consults with and obtains information from other U.S. regulators that exercise supervisory authority over the Bank’s various U.S. operations. Reports of financial condition and other information relevant to the Bank’s U.S. businesses are regularly filed with the Federal Reserve.
The Bank maintains branches in New York and Miami, which are licensed and supervised as federal branches by the Office of the Comptroller of the Currency (Comptroller), the U.S. supervisor of national banks. In general, the Bank’s branches may exercise the same rights and privileges, and are subject to the same restrictions, as would apply to a U.S. national bank at the same location(s). However, the Bank’s branches may not take U.S. domestic retail deposits, but may accept deposits in initial amounts of $100,000 or more. Deposits in the Bank’s branches are not insured by the Federal Deposit Insurance Corporation (FDIC).
The Comptroller examines and supervises the Bank’s U.S. branch office activities and annually examines and assesses their operations. In addition, the Bank’s U.S. branches are required to maintain certain liquid assets on deposit in their state(s) of residence, which deposits are pledged to the Comptroller. Furthermore, the Bank is subject to supervisory guidance based on the examiners’ assessment of risk management, operational controls, compliance, and asset quality.
The Bank also maintains two state-licensed agencies in Texas and state-licensed representative offices in California (two), Connecticut, Delaware, Illinois, Texas and Washington (where it is called an alien bureau) and a loan production office in Arizona (which is a satellite office of one of our federal branch offices). In general, the activities conducted at the Bank’s agencies include a broad range of banking powers, including lending, maintaining credit balances and cashing checks, but agencies are limited in their ability to accept deposits from citizens or residents of the United States. Agencies may have further limitations on activities based on state laws. The activities conducted at the Bank’s representative offices are limited to representational and administrative functions; such representative offices do not have authority to make credit decisions and may not solicit or contract for any deposit or deposit-like liability. The Bank’s representative offices are examined and assessed by both the Federal Reserve and state regulators and are required to adhere to any applicable state regulations governing asset pledge or other requirements.
Banking activities are also conducted at RBC Centura Banks, Inc. (RBC Centura), the Bank’s U.S. banking subsidiary. RBC Centura is a North Carolina state-chartered bank supervised by the Federal Reserve and the State of North Carolina. Because it is a U.S. bank, RBC Centura is allowed to take retail deposits, and it conducts retail, commercial and business banking. Deposits at RBC Centura are FDIC-insured. RBC Centura is subject to capital requirements, dividend restrictions, limitations on investments and subsidiaries, limitations on transactions with affiliates (including the Bank and its branches), deposit reserve requirements and other requirements administered by the Federal Reserve and the State of North Carolina.

Trust company activities are conducted at RBC Trust Company (Delaware) Limited (RBC Trust), the Bank’s U.S. trust company subsidiary. RBC Trust is a Delaware trust company chartered and supervised by the Delaware State Banking Commission and, as a subsidiary of a bank holding company, is subject to oversight by the Federal Reserve. RBC Trust is subject to dividend restrictions, limitations on investments and other applicable state banking law requirements.
The USA Patriot Act requires U.S. banks and foreign banks with U.S. operations to maintain appropriate policies, procedures and controls relating to anti-money laundering compliance, suspicious activity and currency transaction reporting and due diligence on customers to prevent, detect and report individuals and entities involved in money laundering and the financing of terrorism.
Broker-Dealer Activities (Broker-Dealer Subsidiaries)
Securities brokerage, trading, advisory, and investment banking activities are conducted in the following eight U.S.-registered broker-dealer subsidiaries:
•	RBC Capital Markets Corporation (RBCCM Corp.),

•	RBC Capital Markets Arbitrage, S.A. (CMA),

•	RBC Dain Rauscher Inc. (RBC Dain Rauscher),

•	RBC Daniels, L.P.,

•	RBC Professional Trader Group, LLC (PTG),

•	J.B. Hanauer & Co. (J.B. Hanauer),

•	Tamarack Distributors Inc., and

•	Hill, Thompson, Magid & Co., Inc.
The U.S. Securities and Exchange Commission (SEC), state securities regulators, the Financial Industry Regulatory Authority (FINRA) and other self-regulatory organizations regulate these broker-dealer subsidiaries. As a member of the Philadelphia Stock Exchange, PTG is not regulated by FINRA. Certain activities of RBCCM Corp., CMA and RBC Dain Rauscher are also subject to regulation by the U.S. Commodity Futures Trading Commission and the National Futures Association. Certain activities of RBC Dain Rauscher are subject to regulation by the Municipal Securities Rulemaking Board.
Investment Management and Other Fiduciary Activities
The Bank’s New York branches, under their fiduciary powers, conduct investment management and custody activities for certain customers. In addition, other affiliates are involved in the business of investment management. In many cases, these activities require that the affiliates be registered with the SEC as investment advisers under the U.S. Investment Advisers Act of 1940 (Advisers Act). The Advisers Act and related rules regulate the registration and activities of investment advisers. Although the regulatory regime for investment managers is similar to that of broker-dealers, the standard of conduct is significantly higher due to the managers’ status as fiduciaries. This status as a fiduciary limits the investment adviser’s ability to make use of affiliates and requires that it avoid or manage and disclose conflicts of interests with respect to the conduct of its business.
The following entities are the Bank’s subsidiaries that are registered as “investment advisers” with the SEC:
•	RBC Dain Rauscher,

•	Liberty Capital Advisors, Inc.,

•	J.B. Hanauer,

•	RBC Alternative Asset Management Inc.,

•	Voyageur Asset Management Inc. (Voyageur),

•	Royal Bank of Canada Investment Management (USA) Limited,

•	RBC Private Counsel (USA), Inc., and

•	Carlin Asset Management LLC.

Voyageur is also the adviser to several U.S. mutual funds sponsored by it. The U.S. Investment Company Act of 1940 and related rules regulate the registration of mutual funds and the activities of the funds’ advisers and certain other service providers.
Insurance
Liberty Life Insurance Company (Liberty Life) is subject to regulation by the State of South Carolina (where it is organized) and the various other states in which it transacts business. Regulation and supervision of Liberty Life includes among other things, regulatory standards relating to: solvency; licensing of the entity and its agents; restrictions on the types of insurance activities in which it may engage; limitations on the kinds and amounts of investments it may make; oversight and approval of premium rates; adequacy of reserves for unearned premiums, losses and other obligations; requirements for deposits of securities for the benefit of policyholders; approval of policy forms; and market conduct, including the use of credit information in underwriting as well as other underwriting, claims and sales practices.
Although the Bank is not regulated as an insurance company, it is the owner of Liberty Life through its subsidiary RBC Insurance Holdings (USA) Inc. (RBC Insurance Holdings), which owns the capital stock of Liberty Life. Consequently, RBC Insurance Holdings and its subsidiaries and affiliates are subject to the insurance holding company laws and regulations of the State of South Carolina. These provisions establish standards of fairness and reasonableness for transactions between insurers and their affiliates, reporting requirements regarding the holding company structure and prior approval by South Carolina’s insurance regulator of specific types of transactions between Liberty Life and an affiliate including payment of certain dividends by Liberty Life to its parent.
ERISA and the Internal Revenue Code
The U.S. Employee Retirement Income Security Act of 1974, as amended (ERISA), and the related rules regulate the activities of the financial services industry with respect to pension plan clients. Similarly, the U.S. Internal Revenue Code and the regulations thereunder impose requirements with respect to such clients and also individual retirement accounts (IRAs). Brokers, dealers and investment advisers to pension plans and IRAs must conduct their business in compliance with both ERISA and applicable tax regulations.
RISK FACTORS
A discussion of risks affecting us and our businesses appears under the headings “Risk management” and “Additional risks that may affect future results” beginning on page 80 and beginning on page 102, respectively, of our 2007 management’s discussion and analysis for the year ended October 31, 2007, which discussions are incorporated by reference herein.
ENVIRONMENTAL POLICIES
Our corporate environmental policy was first developed in 1991 and since then has been periodically updated to reflect the changing environmental priorities of us and our stakeholders. In addition to our corporate environmental policy, we have business-specific environmental policies, including our Policy on Social and Environmental Review in Project Finance and our Policy on Environmental Risk Management in Agriculture Lending. In October 2007, we launched the RBC Environmental Blueprint (Blueprint) which substantially updates our corporate environmental policy. The Blueprint also describes our priorities and objectives regarding environmental sustainability, and outlines how we will approach new and emerging environmental issues in our operations, business activities and our products and services going forward. Additional information about our environmental policies and environmental risks can be found under “Risk Management — Environmental risk” on page 80 of our 2007 management’s discussion and analysis, which page is incorporated by reference herein.

DESCRIPTION OF CAPITAL STRUCTURE
GENERAL DESCRIPTION
The Bank’s authorized share capital consists of an unlimited number of common shares without nominal or par value and an unlimited number of first preferred shares and second preferred shares without nominal or par value, issuable in series, which classes may be issued for a maximum consideration of $20 billion and $5 billion, respectively. The following summary of share capital is qualified in its entirety by the Bank’s by-laws and the actual terms and conditions of such shares.
Common Shares
The holders of the Bank’s common shares are entitled to vote at all meetings of shareholders, except meetings at which only holders of a specified class, other than common shares, or series of shares are entitled to vote. The holders of common shares are entitled to receive dividends as and when declared by the board of directors, subject to the preference of the preferred shares. After payment to the holders of the preferred shares of the amount or amounts to which they may be entitled, and after payment of all outstanding debts, the holders of the common shares will be entitled to receive any remaining property upon liquidation, dissolution or winding-up.
Preferred Shares
First preferred shares may be issued, from time to time, in one or more series with such rights, privileges, restrictions and conditions as the board of directors may determine, subject to the Bank Act and to the Bank’s by-laws. Currently, Non-Cumulative First Preferred Shares Series N, W, AA, AB, AC, AD, AE, AF and AG are outstanding.
The Non-Cumulative First Preferred Shares Series N and Series W are, subject to the consent of the OSFI and the requirements of the Bank Act, redeemable or exchangeable by the Bank into common shares. In addition, on and after August 24, 2008, Non-Cumulative First Preferred Shares Series N will be convertible by the holders into common shares. The first preferred shares are entitled to preference over the second preferred shares and common shares and over any other shares ranking junior to the first preferred shares with respect to the payment of dividends and in the distribution of property in the event of liquidation, dissolution or winding-up.
Second preferred shares may be issued, from time to time, in one or more series with such rights, privileges, restrictions and conditions as the board of directors may determine, subject to the Bank Act and to the Bank’s by-laws. There are no second preferred shares currently outstanding. Second preferred shares would rank junior to the first preferred shares. Second preferred shares would be entitled to preference over the common shares and over any other shares ranking junior to the second preferred shares with respect to the payment of dividends and in the distribution of property in the event of our liquidation, dissolution or winding-up.
Holders of the first and second preferred shares are not entitled to any voting rights as a class except as provided under the Bank Act or the Bank’s by-laws. Under the Bank Act, the Bank may not create any other class of shares ranking equal with or superior to a particular class of preferred shares, increase the authorized number of, or amend the rights, privileges, restrictions or conditions attaching to such class of preferred shares, without the approval of the holders of that class of preferred shares.
Any approval to be given by the holders of the first and second preferred shares may be given in writing by the holders of not less than all of the outstanding preferred shares of each class or by a resolution carried by the affirmative vote of not less than 66 2/3% of the votes cast at a meeting of holders of each class of preferred shares at which a quorum is represented. A quorum at any meeting of holders of each class of preferred shares is 51% of the shares entitled to vote at such meeting, except that at an adjourned meeting there is no quorum requirement.

Additional information about the Bank’s share capital can be found under the “Capital management” section beginning on page 71 of our 2007 management’s discussion and analysis, which pages are incorporated by reference herein.
PRIOR SALES
For information about the Bank’s issuances of common and preferred shares, as well as subordinated debentures, since October 31, 2006, see the “Capital management “ section beginning on page 71 of our 2007 management’s discussion and analysis, which pages are incorporated by reference herein.
CONSTRAINTS
The Bank Act contains restrictions on the issue, transfer, acquisition, beneficial ownership and voting of all shares of a chartered bank. The following is a summary of such restrictions.
Subject to certain exceptions contained in the Bank Act, no person may be a major shareholder of a bank having equity of $8 billion or more (which includes the Bank). A person is a major shareholder of a bank if:
(a)	the aggregate of the shares of any class of voting shares of the bank beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person is more than 20% of that class of voting shares, or

(b)	the aggregate of shares of any class of non-voting shares of the bank beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person is more than 30% of that class of non-voting shares.
Additionally, no person may have a significant interest in any class of shares of a bank (including the Bank) unless the person first receives the approval of the Minister of Finance (Canada). For purposes of the Bank Act, a person has a significant interest in a class of shares of a bank where the aggregate of any shares of the class beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person exceeds 10% of all of the outstanding shares of that class of shares of such bank.
The Bank Act also prohibits the registration of a transfer or issue of any shares of a Canadian bank to any government or governmental agency of Canada or any province of Canada, or to any government of any foreign country, or any political subdivision, or agency of any foreign country.
Under the Bank Act, the Bank cannot redeem or purchase any shares for cancellation unless the prior consent of the OSFI has been obtained.

RATINGS
Each of our debt and preferred share ratings received from an approved rating agency is listed below:

RATING AGENCY	RATING & OUTLOOK	RANK[1]

Moody’s Investors Service	Long-term Senior Debt – Aaa/Stable	1 of 21
(New York)	Bank Subordinated Debt – Aa1/Stable	1 of 20

Standard & Poor’s	Long-term Senior Debt – AA-/Positive	4 of 21
(New York)	Bank Subordinated Debt – A+/Positive	4 of 21
	Preferred Stock – A/Positive	4 of 20

Fitch Ratings	Long-term Senior Debt – AA/Stable	3 of 24
(New York)	Bank Subordinated Debt – AA-/Stable	3 of 23

DBRS	Long-term Senior Debt – AA/Stable	3 of 26
(Toronto)	Bank Subordinated Debt – AA(low)/Stable	3 of 25
	Preferred Stock – Pfd-1/Stable	2 of 16

[1]	Rank out of all assignable ratings for each debt/share class (in descending order beginning with 1 as the highest).
A definition of the categories of each rating as at October 31, 2007 has been obtained from the respective rating agency’s website and is outlined in Appendix B, and a more detailed explanation may be obtained from the applicable rating agency.
Credit ratings, including stability or provisional ratings, (collectively, “Ratings”) are not recommendations to purchase, sell or hold a security inasmuch as they do not comment on market price or suitability for a particular investor. Ratings may not reflect the potential impact of all risks on the value of securities. In addition, real or anticipated changes in the rating assigned to a security will generally affect the market value of that security. Ratings are subject to revision or withdrawal at any time by the rating agency. Each Rating listed in the chart above should be evaluated independently of any other Rating applicable to our debt and preferred shares.
Additional information about Ratings is provided under “Risk management — Liquidity and funding risk — Credit ratings” beginning on page 80 of our 2007 management’s discussion and analysis, which pages are incorporated by reference herein.

MARKET FOR SECURITIES
TRADING PRICE AND VOLUME
The Bank’s common shares are listed on the Toronto Stock Exchange (TSX) in Canada, the New York Stock Exchange (NYSE) in the U.S. and the Swiss Exchange (SWX) in Switzerland. Preferred shares are listed on the TSX. The following table sets out the price range and trading volumes of the common shares on the TSX and the NYSE for the periods indicated. Prices are based on the reported amounts from the TSX Historical Data Access (HDA) and NYSE Euronext.

	Common Shares (TSX)			Common Shares (NYSE)
	High	Low	Volumes	High	Low	Volumes
MONTH	($)	($)	(in 000s)	($US)	($US)	(in 000s)
Oct. 2007	57.00	52.55	67,834,949	59.29	54.08	4,391,600
Sept. 2007	55.37	51.92	54,457,320	55.54	50.16	3,286,300
Aug. 2007	55.75	50.50	83,160,388	53.12	46.89	5,111,400
July 2007	58.45	53.90	55,059,805	56.00	50.45	4,108,800
June 2007	58.69	55.00	66,699,992	55.35	51.30	3,231,600
May 2007	61.08	56.65	54,890,832	56.44	51.17	2,668,400
Apr. 2007	59.95	57.51	37,357,547	53.40	49.76	2,549,100
Mar. 2007	58.96	52.50	64,190,040	50.90	44.80	3,461,900
Feb. 2007	55.82	53.82	39,474,138	48.10	45.69	1,874,200
Jan. 2007	55.96	53.21	57,992,258	47.86	45.19	2,122,800
Dec. 2006	55.82	53.08	41,700,453	48.19	46.42	1,828,800
Nov. 2006	54.94	49.50	53,148,884	48.41	43.90	2,223,900

The following table provides the price range and trading volumes of the outstanding First Preferred Shares Series N, W, AA, AB, AC, AD, AE, AF and AG on the TSX for the periods indicated. Prices are based on the reported amounts from the TSX HDA.

	Series N			Series W			Series AA
	High	Low	Volumes	High	Low	Volumes	High	Low	Volumes
MONTH	($)	($)	(in 000s)	($)	($)	(in 000s)	($)	($)	(in 000s)
Oct. 2007	25.25	24.90	191,161	24.34	22.00	177,959	22.30	20.10	374,310
Sept. 2007	25.15	25.00	55,255	25.25	24.00	105,264	23.15	21.94	125,538
Aug. 2007	25.19	24.91	157,311	24.73	24.06	147,319	23.15	21.75	157,122
July 2007	25.32	24.96	104,900	24.74	24.45	265,195	22.77	22.25	176,961
June 2007	25.29	25.03	138,689	25.39	23.50	197,407	23.08	21.82	394,282
May 2007	25.35	25.00	87,464	26.07	24.87	212,483	24.73	22.80	292,513
Apr. 2007	25.44	25.05	67,759	26.49	25.79	190,030	25.19	24.31	153,063
Mar. 2007	25.54	25.30	130,664	26.46	26.13	173,941	25.29	24.87	480,809
Feb. 2007	25.49	25.20	65,621	26.22	26.00	102,316	25.09	24.85	229,709
Jan. 2007	25.64	25.20	108,163	26.62	25.90	362,554	25.19	24.70	740,191
Dec. 2006	25.65	25.41	113,255	26.68	26.35	320,656	25.30	24.86	347,993
Nov. 2006	25.84	25.41	95,432	26.60	26.13	112,080	25.00	24.30	364,237

	Series AB			Series AC			Series AD1
	High	Low	Volumes	High	Low	Volumes	High	Low	Volumes
MONTH	($)	($)	(in 000s)	($)	($)	(in 000s)	($)	($)	(in 000s)
Oct. 2007	23.25	20.60	294,969	23.00	20.65	147,924	22.49	20.01	320,986
Sept. 2007	24.49	23.00	179,257	24.43	22.50	64,760	23.30	22.10	133,583
Aug. 2007	23.88	23.20	205,172	23.67	22.90	140,902	22.80	22.16	175,125
July 2007	23.75	23.01	286,844	23.70	23.00	212,920	22.81	22.40	164,622
June 2007	24.21	22.61	336,339	24.00	22.11	297,730	23.30	21.92	423,347
May 2007	25.70	24.01	360,193	25.05	23.75	191,483	24.99	22.55	264,330
Apr. 2007	25.99	25.50	147,445	25.62	24.80	144,285	25.44	24.41	318,163
Mar. 2007	26.01	25.55	582,349	25.67	25.33	184,577	25.48	25.15	249,717
Feb. 2007	25.83	25.32	222,423	25.67	25.29	109,240	25.20	25.00	279,056
Jan. 2007	26.15	25.06	260,570	25.98	25.01	80,480	25.34	24.95	377,903
Dec. 2006	26.09	25.51	178,435	25.85	25.37	318,032	25.35	24.91	587,208
Nov. 2006	26.01	25.40	369,095	25.40	25.15	1,031,079	—	—	—

	Series AE1			Series AF1			Series AG1
	High	Low	Volumes	High	Low	Volumes	High	Low	Volumes
MONTH	($)	($)	(in 000s)	($)	($)	(in 000s)	($)	($)	(in 000s)
Oct. 2007	22.39	20.00	276,818	22.28	20.01	213,483	22.45	20.16	408,364
Sept. 2007	23.40	21.62	97,391	23.67	21.66	120,872	23.35	22.00	110,331
Aug. 2007	23.50	22.40	146,294	22.90	22.00	236,686	22.87	22.04	238,501
July 2007	22.90	22.50	183,191	22.99	22.25	252,653	22.90	22.50	253,524
June 2007	23.30	21.85	555,630	23.34	21.60	311,857	23.20	22.05	1,234,195
May 2007	24.97	23.00	219,433	24.69	22.87	188,632	24.59	23.15	1,149,156
Apr. 2007	25.25	24.40	161,534	24.90	24.39	186,381	24.60	24.41	1,542,458
Mar. 2007	25.47	25.02	155,825	24.90	24.68	898,925	—	—	—
Feb. 2007	25.25	24.94	536,645	—	—	—	—	—	—
Jan. 2007	25.10	24.85	860,655	—	—	—	—	—	—
Dec. 2006	—	—	—	—	—	—	—	—	—
Nov. 2006	—	—	—	—	—	—	—	—	—

[1]	Series AD was issued on December 13, 2006, Series AE was issued on January 19, 2007, Series AF was issued on March 14, 2007 and Series AG was issued on April 26, 2007.

DIVIDENDS
The Bank has had an uninterrupted history of paying dividends on its common shares and on each of its outstanding series of first preferred shares. The following table sets forth the dividends paid or payable per share on the common shares and each outstanding series of first preferred shares in each of the three most recently completed fiscal years.

	2007	2006	2005
Common Shares	$1.82	$1.44	$1.175
Non-Cumulative First Preferred Shares
Series N	$1.175	$1.175	$1.175
Series O1	—	$1.375	$1.375
Series S1	—	$1.327586	$1.525
Series W	$1.225	$1.225	$0.99175
Series AA2	$1.1125	$0.708647	—
Series AB2	$1.175	$0.408836	—
Series AC2	$1.224829	—	—
Series AD2	$1.061815	—	—
Series AE2	$0.947774	—	—
Series AF2	$0.77494	—	—
Series AG2	$0.651113	—	—

[1]	Series O was redeemed on November 24, 2006 and Series S was redeemed on October 6, 2006.

[2]	Series AA was issued on April 4, 2006, Series AB was issued on July 20, 2006, Series AC was issued on November 1, 2006, Series AD was issued on December 13, 2006, Series AE was issued on January 19, 2007, Series AF was issued on March 14, 2007 and Series AG was issued on April 26, 2007.
The declaration amount and payment of future dividends will be subject to the discretion of the Bank’s board of directors, and will be dependent upon the Bank’s results of operations, financial condition, cash requirements and future prospectus regulatory restrictions on the payment of dividends and other factors deemed relevant by the board of directors. The Bank’s 2007 dividend payout ratio objective (common share dividends as a percentage of net income less preferred share dividends) was in the range of 40-50%. In 2007, the Bank’s payout ratio of 43% met our dividend payout ratio objective. For 2008, the Bank’s dividend payout ratio objective remains unchanged.
DIRECTORS AND EXECUTIVE OFFICERS
DIRECTORS
The following are the Bank’s directors as at November 29, 2007:

Name,	Province/State and
and Year Elected	Country of Residence	Occupation

W. Geoffrey Beattie (2001)	Ontario, CAN	President and Chief Executive Officer, The Woodbridge Company Limited Deputy Chairman, The Thomson Corporation

George A. Cohon (1988)	Ontario, CAN	Founder, McDonald’s Restaurants of Canada Limited

Name,	Province/State and
and Year Elected	Country of Residence	Occupation

Douglas T. Elix (2000)	Connecticut, U.S.A.	Senior Vice-President and Group Executive, Sales & Distribution, IBM Corporation

John T. Ferguson (1990)	Alberta, CAN	Founder, Chief Executive Officer and Chairman of the Board, Princeton Developments Ltd. and Princeton Ventures Ltd.

The Hon. Paule Gauthier (1991)	Quebec, CAN	Senior Partner, Stein Monast L.L.P.

Timothy J. Hearn (2006)	Alberta, CAN	Chairman, President and Chief Executive Officer, Imperial Oil Limited

Alice D. Laberge (2005)	British Columbia, CAN	Company Director

Jacques Lamarre (2003)	Quebec, CAN	President and Chief Executive Officer, SNC-Lavalin Group Inc.

Brandt C. Louie (2001)	British Columbia, CAN	President and Chief Executive Officer, H.Y. Louie Co. Limited Chairman and Chief Executive Officer, London Drugs Limited

Michael H. McCain (2005)	Ontario, CAN	President and Chief Executive Officer, Maple Leaf Foods Inc.

Gordon M. Nixon (2001)	Ontario, CAN	President and Chief Executive Officer, Royal Bank of Canada

David P. O’Brien (1996)	Alberta, CAN	Chairman of the Board, Royal Bank of Canada Chairman of the Board, EnCana Corporation

Robert B. Peterson (1992)	Ontario, CAN	Company Director

J. Pedro Reinhard (2000)	Florida, U.S.A.	President, Reinhard & Associates

Kathleen P. Taylor (2001)	Ontario, CAN	President and Chief Operating Officer, Four Seasons Holdings Inc.

Victor L. Young (1991)	Newfoundland and Labrador, CAN	Company Director

Directors are elected annually and hold office until the next annual meeting of shareholders. Since November 1, 2002, the directors have held the principal occupations described above, except for the following:
Mr. George A. Cohon was Senior Chairman of McDonald’s Restaurants of Canada Limited prior to January 2005.
Mr. Douglas T. Elix was Senior Vice-President and Group Executive, IBM Global Services of IBM Corporation prior to May 2004.
Mr. John T. Ferguson was Chair of the Board of TransAlta Corporation prior to April 2005.
Ms. Alice D. Laberge was President and Chief Executive Officer of Fincentric Corporation prior to July 2005, and Chief Financial Officer of Fincentric Corporation prior to December 2003.

Mr. Brandt C. Louie was Chairman of the Board of Slocan Forest Products Ltd. (which was acquired by Canfor Corporation in April 2004) prior to March 2004.
Mr. J. Pedro Reinhard was Executive Vice-President of The Dow Chemical Company prior to December 2005 and Executive Vice-President and Chief Financial Officer of The Dow Chemical Company prior to October 2005.
Ms. Kathleen P. Taylor was President, Worldwide Business Operations of Four Seasons Hotels Inc. prior to January 1, 2007.
COMMITTEES OF THE BOARD
Audit Committee: R.B. Peterson (Chairman), T.J. Hearn, A.D. Laberge, J. Lamarre, J.P. Reinhard, K.P. Taylor and V.L.Young
Conduct Review and Risk Policy Committee: J.P. Reinhard (Chairman), W.G. Beattie, P. Gauthier, A.D. Laberge, J. Lamarre, M.H. McCain and V.L. Young
Corporate Governance and Public Policy Committeee: D.P. O’Brien (Chairman), W.G. Beattie, G.A. Cohon, J.T. Ferguson, P. Gauthier, T.J. Hearn and B.C. Louie
Human Resources Committee: J.T. Ferguson (Chairman), G.A. Cohon, D.T. Elix, B.C. Louie, D.P. O’Brien, R.B. Peterson and K.P. Taylor
EXECUTIVE OFFICERS
The following are the Bank’s executive officers as at November 29, 2007:

Name	Province of Residence	Title

Peter Armenio	Ontario, CAN	Group Head, U.S. & International Banking

Morten N. Friis	Ontario, CAN	Chief Risk Officer

Janice R. Fukakusa	Ontario, CAN	Chief Financial Officer

M. George Lewis	Ontario, CAN	Group Head, Wealth Management

Martin J. Lippert	Ontario, CAN	Group Head, Global Technology and Operations

Gordon M. Nixon	Ontario, CAN	President and Chief Executive Officer

Barbara G. Stymiest	Ontario, CAN	Chief Operating Officer

W. James Westlake	Ontario, CAN	Group Head, Canadian Banking

Charles M. Winograd	Ontario, CAN	Group Head, Global Capital Markets

Since November 1, 2002 the executive officers, other than Barbara G. Stymiest, have been engaged in various responsibilities in our affairs, and those of our subsidiaries. Prior to becoming the Bank’s Chief Operating Officer on November 1, 2004, Barbara G. Stymiest was the Chief Executive Officer and President of TSX Inc.

OWNERSHIP OF SECURITIES
To our knowledge, the directors and executive officers, as a group, beneficially own or exercise control or direction over less than one percent (1%) of our common and preferred shares. None of our directors or executive officers holds shares of our subsidiaries except where required for qualification as a director of a subsidiary.
CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS
To the best of our knowledge, no director or executive officer,
a)	is, as at November 29, 2007 or has been, within the 10 years before, a director or executive officer of any company (including our company), that while that person was acting in that capacity,
i)	was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days,

ii)	was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days, or

iii)	or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, or
b)	has, within the 10 years before November 29, 2007, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director or officer,
Except for the following;
Mr. Cohon was a director of Loews Cineplex Entertainment Corporation when it filed a voluntary petition to reorganize under Chapter 11 in the U.S. Bankruptcy Court on February 15, 2001. Mr. Cohon is no longer a director of Loews Cineplex Entertainment Corporation.
Mr. O’Brien was a director of Air Canada when it filed for protection under the Companies’ Creditors’ Arrangement Act (CCAA) on April 1, 2003. Mr. O’Brien is no longer a director of Air Canada.
Mr. Reinhard became a director of Dow Corning Corporation in June 2000. The company sought protection under the reorganization provisions under Chapter 11 of the U.S. Bankruptcy Code in 1995 and emerged from Chapter 11 bankruptcy proceedings in 2004. Mr. Reinhard is no longer a director of Dow Corning Corporation.
Ms. Stymiest become a director of Research in Motion Limited (RIM) in March 2007. At that time, directors, officers and other current and former employees of RIM were subject to a management cease trade order (MCTO) issued by certain Canadian securities regulators (Regulators) on November 7, 2006 in response to RIM’s failure to file certain securities filings with the Regulators. Ms. Stymiest became subject to the MCTO on March 7, 2007, and the MCTO was lifted on May 23, 2007 after the securities filings were filed with the Regulators.

Ms. Taylor was a director of the T. Eaton Company when on August 20, 1999 it filed a Notice of Intention to make a proposal to its creditors under the Bankruptcy and Insolvency Act (Canada). Ms. Taylor is no longer a director of the T. Eaton Company.
To the best of our knowledge, none of our directors or executive officers have been subject to a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.
CONFLICTS OF INTEREST
To the best of our knowledge, no director or executive officer has an existing or potential material conflict of interest with us or any of our subsidiaries.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

In the ordinary course of our business, we are routinely involved in or parties to various ongoing, pending and threatened legal actions and proceedings.
A description of certain legal proceedings to which we are a party appears under the heading “Guarantees, commitments and contingencies — Litigation” in Note 27 beginning on page 156 to our consolidated financial statements for the year ended October 31, 2007, which pages are incorporated by reference.
Since October 31, 2006, a) there were no penalties or sanctions imposed against us by a court relating to securities legislation or by a securities regulatory authority, b) there were no other penalties or sanctions imposed by a court or regulatory body against us that would likely be considered important to a reasonable investor in making an investment decision, and c) we did not enter into any settlement agreements with a court relating to securities legislation or with a securities regulatory authority.1

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

To the best of our knowledge, there were no directors or executive officers or any associate or affiliate of a director or executive officer with a material interest in any transaction within the three most recently completed financial years or during the current financial year that has materially affected us or will materially affect us.

TRANSFER AGENT AND REGISTRAR

In Canada, Computershare Trust Company of Canada is the transfer agent and registrar for our common shares and our preferred shares. Their principal offices are in the cities of: Halifax, NS; Montreal, QC; Toronto, ON; Winnipeg, MB; Calgary, AB; and Vancouver, BC. In the United States, Computershare Trust Company, N.A. is the co-transfer agent located in Golden, Colorado. In the United Kingdom, Computershare Services PLC is the co-transfer agent located in Bristol, England.

EXPERTS

Deloitte & Touche LLP, independent registered chartered accountants, prepared the Report of Independent Registered Chartered Accountants in respect of our audited consolidated financial statements and the Report of Independent Registered Chartered Accountants in respect of our internal control over financial reporting.

[1]	National Instrument 14-101 limits the meaning of “securities legislation” to Canadian provincial and territorial legislation and “securities regulatory authority” to Canadian provincial and territorial securities regulatory authorities.

AUDIT COMMITTEE

AUDIT COMMITTEE MANDATE
The mandate of the Audit Committee is attached as Appendix C to this annual information form.
COMPOSITION OF AUDIT COMMITTEE
The Audit Committee consists of Robert B. Peterson (Chairman), Timothy J. Hearn, Alice D. Laberge, Jacques Lamarre, J. Pedro Reinhard, Kathleen P. Taylor and Victor L. Young. The board has determined that each member of the Audit Committee is independent under our Director Independence Policy, which incorporates the independence standards under applicable Canadian and U.S. laws and regulations and none receives, directly or indirectly, any compensation from us other than ordinary course compensation for service as a member of the board of directors and its committees or of a board of directors of one or more of our subsidiaries. All members of the Audit Committee are financially literate within the meaning of Multilateral Instrument 51-102 — Audit Committees and of the Corporate Governance Standards of the New York Stock Exchange. In considering the criteria for determining financial literacy, the board of directors looks at the ability of a director to read and understand a balance sheet, an income statement and a cash flow statement of a financial institution. The Audit Committee has four members, Timothy J. Hearn, Alice D. Laberge, J. Pedro Reinhard and Victor L. Young, each of whom qualifies as an “audit committee financial expert” as defined by the U.S. Securities and Exchange Commission.
RELEVANT EDUCATION AND EXPERIENCE OF AUDIT COMMITTEE MEMBERS
In addition to each member’s general business experience, the education and experience of each Audit Committee member that is relevant to the performance of his or her responsibilities as an Audit Committee member is as follows:
Robert B. Peterson, B.Sc., M.Sc., (Chairman) is a graduate of Queen’s University. Mr. Peterson is retired Chairman and Chief Executive Officer of Imperial Oil Limited and has been a member of our Audit Committee since February 2000.
Timothy J. Hearn, B.Sc., is a graduate of the University of Manitoba. Mr. Hearn has been Chairman, President and Chief Executive Officer of Imperial Oil Limited for five years and is Chairman of the board of directors of the C.D. Howe Institute. Mr. Hearn has been a member of our Audit Committee since March 2006.
Alice D. Laberge, B.Sc., M.B.A., earned her Bachelor of Science from the University of Alberta and her M.B.A. from the University of British Columbia. Ms. Laberge was President and Chief Executive Officer of Fincentric Corporation until July 2005 and prior to December 2003, was its Chief Financial Officer. Ms. Laberge is a director of Potash Corporation of Saskatchewan and Russel Metals Inc. and has been a member of our Audit Committee since March 2006.
Jacques Lamarre, B.A., B.Sc., is a graduate of Laval University where he earned his Bachelor of Arts and Bachelor of Arts and Science in Civil Engineering. He has also completed Harvard University’s Executive Development Program. Mr. Lamarre has been the President and Chief Executive Officer of SNC-Lavalin Group Inc. for eleven years and was a director of Canadian Pacific Railway Limited for three years. Mr. Lamarre has been a member of our Audit Committee since February 2004.
J. Pedro Reinhard, M.B.A., is a graduate of the Escola de Administracão de Empresas Fundação Getulio Vargas (Sao Paulo) and attended post-graduate studies at the University of Cologne in Germany and Stanford University. Mr. Reinhard is the President of Reinhard & Associates and is retired Executive Vice-President and Chief Financial Officer of The Dow Chemical Company. Mr. Reinhard is a director of Colgate-Palmolive Company and Sigma-Aldrich Corporation and is also a past chairman of the CFO Council Conference Board. Mr. Reinhard has been a member of our Audit Committee since May 2000.

Kathleen P. Taylor, B.A. (Hons.), L.L.B., M.B.A., obtained her law degree from Osgoode Hall Law School and her M.B.A. from York University. Ms. Taylor is the President and Chief Operating Officer of Four Seasons Holdings Inc. Ms. Taylor has been a member of our Audit Committee since November 2001.
Victor L. Young, B.Comm. (Hons.), M.B.A., earned his Bachelor of Commerce (Honours) from Memorial University and his M.B.A. from the University of Western Ontario. From 1984 until May 2001, Mr. Young served as Chairman and Chief Executive Officer of Fishery Products International Limited. Mr. Young is a trustee of Bell Aliant Income Trust and a director of BCE Inc., Imperial Oil Limited and McCain Foods Limited. Mr. Young has been a member of our Audit Committee since March 2007.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted a policy that requires pre-approval by the Audit Committee of audit services and other services within permissible categories of non-audit services. The policy prohibits us from engaging the auditor for “prohibited” categories of non-audit services. A copy of our Pre-Approval Policies and Procedures can be found in Appendix D.
INDEPENDENT REGISTERED FEES
Deloitte & Touche LLP has served as one of our auditing firms since January 11, 1990 and became our sole auditor on September 23, 2003. PricewaterhouseCoopers LLP also acted as one of our two firms of auditors from March 5, 1998 to September 23, 2003. Fees relating to the years ended October 31, 2007 and October 31, 2006 to Deloitte & Touche LLP and its affiliates are $29.4 and $25.9 million, respectively, and are detailed below. The nature of each category of fees is also described below.

	Year ended	Year ended
	October 31, 2007[1]	October 31, 2006[1]
	(millions)	(millions)
Audit fees	$27.1	$23.9
Audit-related fees	1.7	1.7
Tax fees	0.3	—
All other fees	0.3	0.3

	$29.4	$25.9

[1]	2007 fees include a net adjustment of $3.0 million for amounts relating to fiscal 2006 audits. The adjustment reflects additional costs associated with audit procedures relating to internal control over financial reporting and other matters which could not be estimated at the time of last year’s reporting. Similarly, 2006 fees included $1.5 million for amounts relating to fiscal 2005 audits.
Audit Fees
Audit fees were paid for professional services rendered by the auditor for the integrated audit of our annual financial statements, including its audit of the effectiveness of our internal control over financial reporting, and the financial statement audits of our subsidiaries. In addition, audit fees were paid for services provided in connection with statutory and regulatory filings and engagements.
Audit-Related Fees
Audit-related fees were paid for assurance and related services that are reasonably related to the performance of the audit or review of our annual financial statements and are not reported under the audit fees item above. These services consisted of:
•	special attest services not required by statute or regulation;

•	reporting on the effectiveness of internal controls as required by contract or for business reasons;

•	accounting consultations and special audits in connection with acquisitions;

•	the audit of the financial statements of our various pension plans and charitable foundations;

•	the audits of various trusts and limited partnerships; and

•	the audit of certain special purpose vehicles relating to complex structured products.
Tax Fees
Tax fees were paid for tax compliance services including the review of original and amended tax returns, assistance with questions regarding tax audits and assistance in completing routine tax schedules and calculations.
All Other Fees
All other fees were paid for products and services other than the audit fees, audit-related fees and tax fees described above. These services consist of French translation of financial statements and related continuous disclosure and other public documents containing financial information for us and certain of our subsidiaries.

ADDITIONAL INFORMATION

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of our securities, and securities authorized for issuance under equity compensation plans, where applicable, is contained in the Bank’s Management Proxy Circular for the most recent annual meeting of shareholders. Additional financial information is provided in our financial statements and management’s discussion and analysis which are included in our 2007 Annual Report to Shareholders for the year ended October 31, 2007.
Copies of this annual information form, our 2007 Annual Report to Shareholders and Management Proxy Circular in respect of the most recent annual meeting of shareholders may be obtained from Investor Relations at 200 Bay Street, South Tower, 14th Floor, Toronto, Ontario, M5J 2J5 (416-955-7802).
This annual information form, the financial statements and management’s discussion and analysis for the year ended October 31, 2007, as well as additional information about us may be found on our website at rbc.com, on SEDAR, the Canadian Securities Administrators’ website, at sedar.com, and on the EDGAR section of the United States Securities and Exchange Commission’s website at sec.gov.
Information contained in or otherwise accessible through the websites mentioned in this annual information form does not form a part of this annual information form. All references in this annual information form to websites are inactive textual references and are for your information only.

TRADEMARKS

Trademarks used in this annual information form include the LION & GLOBE Symbol, ROYAL BANK OF CANADA, ROYAL BANK, RBC CAPITAL MARKETS, RBC CENTURA, RBC DAIN RAUSCHER and RBC DANIELS which are trademarks of Royal Bank of Canada used by Royal Bank of Canada and/or by its subsidiaries under license. All other trademarks mentioned in this annual information form, which are not the property of Royal Bank of Canada, are owned by their respective holders. RBC Dexia IS and affiliated Dexia companies are licensed users of the RBC trademark.

APPENDIX A — PRINCIPAL SUBSIDIARIES

Carrying value
	Principal	of voting shares owned
Principal subsidiaries (1)	office address (2)	by the bank(3)

Royal Bank Mortgage Corporation (4)	Montreal, Quebec, Canada	$1,002

RBC Capital Trust	Toronto, Ontario, Canada	1,051

RBC Dominion Securities Limited (4)	Toronto, Ontario, Canada	2,896

RBC Dominion Securities Inc.	Toronto, Ontario, Canada
RBC Investment Services (Asia) Limited	Hong Kong, China
RBC Sec Australia Pty Limited	Sydney, Australia

Royal Bank Holding Inc.	Toronto, Ontario, Canada	20,659
Royal Mutual Funds Inc.	Toronto, Ontario, Canada
Royal Trust Corporation of Canada	Toronto, Ontario, Canada
The Royal Trust Company	Montreal, Quebec, Canada
RBC Insurance Holding Inc.	Mississauga, Ontario, Canada
RBC General Insurance Company	Mississauga, Ontario, Canada
RBC Insurance Company of Canada	Mississauga, Ontario, Canada
RBC Life Insurance Company	Mississauga, Ontario, Canada
RBC Direct Investing Inc.	Toronto, Ontario, Canada
RBC Asset Management Inc.	Toronto, Ontario, Canada
RBC Private Counsel Inc.	Toronto, Ontario, Canada
R.B.C. Holdings (Bahamas) Limited	Nassau, Bahamas
RBC Caribbean Investment Limited	George Town, Grand Cayman
Royal Bank of Canada Insurance Company Limited	St. Michael, Barbados
Finance Corporation of Bahamas Limited	Nassau, Bahamas
Royal Bank of Canada Trust Company (Bahamas) Limited	Nassau, Bahamas
Investment Holdings (Cayman) Limited	George Town, Grand Cayman
RBC (Barbados) Funding Ltd.	St. Michael, Barbados
Royal Bank of Canada (Caribbean) Corporation	St. Michael, Barbados
Royal Bank of Canada Trust Company (Cayman) Limited	George Town, Grand Cayman
RBC Alternative Asset Management Inc.	Wilmington, Delaware, U.S.
RBC Holdings (USA) Inc. (2)	New York, New York, U.S.
RBC USA Holdco Corporation(2)	New York, New York, U.S.
RBC Dain Rauscher Corp. (2)	Minneapolis, Minnesota, U.S.
J.B. Hanauer & Co.	Parsippany, New Jersey, U.S.
RBC Dain Rauscher Inc.	Minneapolis, Minnesota, U.S.
RBC Capital Markets Corporation	New York, New York, U.S.
RBC Daniels L.P.	Denver, Colorado, U.S.
Prism Financial Corporation	Dover, Delaware, U.S.
RBC Trust Company (Delaware) Limited	Wilmington, Delaware, U.S.
RBC Insurance Holdings (USA) Inc.	Wilmington, Delaware, U.S.
Liberty Life Insurance Company	Greenville, South Carolina, U.S
RBC Capital Markets Arbitrage SA	Steinsel, Luxembourg
Royal Bank of Canada (Asia) Limited	Singapore, Singapore

RBC Centura Banks, Inc. (5)	Rocky Mount, North Carolina, U.S.	3,933
RBC Centura Bank	Rocky Mount, North Carolina, U.S.

RBCF L.P.	Wilmington, Delaware, U.S.	205

Royal Bank of Canada Financial Corporation	St. Michael, Barbados	3

RBC Finance B.V.	Amsterdam, Netherlands	2,319
Royal Bank of Canada Holdings (U.K.) Limited	London, England
Royal Bank of Canada Europe Limited	London, England
Royal Bank of Canada Investment Management (U.K.) Limited	London, England
Royal Bank of Canada Trust Corporation Limited	London, England
RBC Asset Management UK Limited	London, England
RBC Holdings (Channel Islands) Limited	Guernsey, Channel Islands
Royal Bank of Canada (Channel Islands) Limited	Guernsey, Channel Islands
RBC Treasury Services (C.I.) Limited	Jersey, Channel Islands
RBC Offshore Fund Managers Limited	Guernsey, Channel Islands
RBC Fund Services (Jersey) Limited	Jersey, Channel Islands
Royal Bank of Canada Investment Management (Guernsey)Limited	Guernsey, Channel Islands
Abacus Investment Services Limited	Jersey, Channel Islands
RBC Regent Fund Managers Limited	Jersey, Channel Islands
RBC Trust Company (International) Limited	Jersey, Channel Islands
Regent Capital Trust Corporation Limited	Jersey, Channel Islands
RBC Trust Company (Jersey) Limited	Jersey, Channel Islands
RBC Trustees (Guernsey) Limited	Guernsey, Channel Islands
RBC Regent Tax Consultants	Jersey, Channel Islands
RBC Wealth Planning International Limited	Jersey, Channel Islands
RBC cees Limited	Jersey, Channel Islands
RBC cees International Limited	Jersey, Channel Islands
RBC cees Fund Managers (Jersey) Limited	Jersey, Channel Islands
Royal Bank of Canada Trust Company (Asia) Limited	Hong Kong, China
RBC Reinsurance (Ireland) Limited	Dublin, Ireland
Royal Bank of Canada (Suisse)	Geneva, Switzerland
Roycan Trust Company S.A.	Geneva, Switzerland

RBC Investment Management (Asia) Limited	Hong Kong, China	10

RBC Capital Markets (Japan) Limited	St. Michael, Barbados	18

(1)	The bank directly or indirectly owns 100% of the voting shares of each subsidiary except Finance Corporation of Bahamas Limited (75%).

(2)	Each subsidiary is incorporated or organized under the laws of the state or country in which the principal office is situated, except for RBC Holdings (USA) Inc., RBC USA Holdco Corporation and RBC Dain Rauscher Corp., which are incorporated under the laws of the State of Delaware, U.S., and RBCF L.P., which is organized under the laws of the State of Nevada.

(3)	The carrying value (in millions of dollars) of voting shares is stated as the bank’s equity in such investments.

(4)	The subsidiaries have outstanding non-voting shares of which the bank, directly or indirectly, owns 100%.

(5)	RBC USA Holdco Corporation owns 4.78% and Prism Financial Corporation owns 5.17% of RBC Centura Banks, Inc.

APPENDIX B — EXPLANATION OF RATING & OUTLOOK

INSTITUTION		RATING		OUTLOOK

Moody’s Investors Service	•	Obligations rated ‘Aaa’ are judged to be of the highest quality, with minimal credit risk.	•	A stable rating outlook indicates the rating is not likely to change.
	•	Issuers (or supporting institutions) rated between Aaa and A3 have a superior ability to repay short-term debt obligations.
	•	The modifier 1 indicates that the obligation ranks in the higher end of its rating category.

Standard & Poor’s	•	An obligation rated ‘AA’ has very strong capacity to meet its financial commitments. It differs from the highest-rated obligations only in a small degree.	•	A positive rating outlook indicates the rating may be raised.
	•	An obligation rated ‘A’ is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher-rated categories. However, the obligor’s capacity to meet its financial commitment on the obligation is still strong.
	•	The addition of a plus or minus sign shows the relative standing within the major rating categories.

Fitch Ratings	•	‘AA’ ratings denote expectations of very low credit risk and are judged to be of high credit quality. They indicate very strong capacity for payment of financial commitments. This capacity is not significantly vulnerable to foreseeable events.	•	A stable rating outlook indicates that a rating is not likely to change.
	•	The modifiers “+” or “-” may be appended to a rating to denote relative status within major rating categories.

DBRS	•	An obligation rated ‘AA’ is of superior credit quality, and protection of interest and principal is considered high. In many cases they differ from obligations rated ‘AAA’ only to a small degree.	•	A stable rating outlook indicates that a rating is not likely to change.
	•	Preferred shares rated Pfd-1 are of superior credit quality, and are supported by entities with strong earnings and balance sheet characteristics. Pfd-1 securities generally correspond with companies whose senior bonds are rated in the AAA or AA categories.
	•	Each rating category is denoted by the categories “high” and “low”. The absence of either a “high” or “low” designation indicated the rating is in the middle of the category.

WHAT THE RATINGS ADDRESS:
Long-term Senior Debt
Credit ratings are the current opinion of the rating agency on creditworthiness of an obligor with respect to fixed-income obligations whose original maturity is of a medium to long term nature. They address the possibility that a financial obligation will not be honoured as promised and reflects both the likelihood of default and any financial loss suffered in the event of default.
Subordinated Debt
Credit ratings are the current opinion of the rating agency on creditworthiness of an obligor with respect to a specific financial obligation and a specific class of financial obligation for a specific financial program. Ratings take into consideration the creditworthiness of guarantors, insurers, or other forms of credit enhancement on the obligation and takes into account the currency in which the obligation is denominated.
Preferred Stock
Preferred stock ratings address the issuer’s capacity and willingness to pay dividends and principal, in case of limited life preferreds, on a timely basis. They address the likelihood of timely payment of dividends, notwithstanding the legal ability to pass on or defer a dividend payment.
Rating Outlook
Rating Outlook assesses the potential direction of a credit rating over the intermediate to longer term. In determining a Rating Outlook consideration is given to any changes in the economic and fundamental business conditions. An Outlook is not necessarily a precursor of a rating change.

APPENDIX C – AUDIT COMMITTEE MANDATE
As at May 25, 2007
ROYAL BANK OF CANADA
EXTRACT FROM THE ADMINISTRATIVE RESOLUTIONS ADOPTED BY THE
BOARD OF DIRECTORS OF ROYAL BANK OF CANADA
 (hereinafter referred to as the “Bank”)
2.1	Audit Committee

2.1.1	Establishment of Committee and Procedures
a)	Establishment of Committee

A committee of the directors to be known as the “Audit Committee” (hereinafter the “Committee”) is hereby established.

b)	Composition of Committee

The Committee shall be composed of not less than five directors. Each member shall be financially literate, as the Board of Directors interprets such qualification in its business judgment, or must become financially literate within a reasonable period of time after appointment to the Committee. At least one member shall have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.

c)	Independence of Committee Members

As required by the Bank Act, none of the members of the Committee shall be an officer or employee of the Bank or of an affiliate of the Bank. All of the members of the Committee shall be “unaffiliated”, as determined by regulations made under the Bank Act. All of the members of the Committee shall be independent, as determined by director independence standards adopted by the Board.

d)	Appointment of Committee Members

Members shall be appointed or reappointed at the annual organizational meeting of the directors and in the normal course will serve a minimum of three years. Each member shall continue to be a member until a successor is appointed, unless the member resigns, is removed or ceases to be a director. The Board of Directors may fill a vacancy that occurs in the Committee at any time.

e)	Committee Chairman and Secretary

The Board of Directors or, in the event of its failure to do so, the members of the Committee, shall appoint or reappoint, at the annual organizational meeting of the directors, a Chairman from among their number. The Chairman shall not be a former employee of the Bank or of an affiliate. The Committee shall also appoint a Secretary who need not be a director.

f)	Time and Place of Meetings

Meetings may be called by any member of the Committee, or by the external auditors. The time and place of and the procedure at meetings shall be determined from time to time by the members, provided that:
i)	a quorum for meetings shall be three members, a majority of whom must be “resident Canadian” except as otherwise provided by the Bank Act;

ii)	the Committee shall meet at least quarterly;

iii)	the Committee may request any officer or employee of the Bank or the Bank’s outside counsel or external auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee;

iv)	notice of the time and place of every meeting shall be given in writing or by telephone, facsimile, email or other electronic communication to each member of the Committee and to the external auditors at least 24 hours prior to the time fixed for such meeting, provided, however, that business referred to in paragraph 2.1.3.e)(iv) below may be transacted at a meeting of which at least one hour prior notice is given as aforesaid, and that a member may in any manner waive notice of a meeting; and attendance of a member at a meeting is a waiver of notice of the meeting, except where a member attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called; and

v)	a resolution in writing signed by all the members entitled to vote on that resolution at a Committee meeting, other than a resolution of the Committee carrying out its duties under subsection 194(3) of the Bank Act, shall be as valid as if it had been passed at a meeting of the Committee.
g)	Reporting to the Board of Directors
i)	The Committee shall report to the Board of Directors following each meeting with respect to its activities and with such recommendations as are deemed desirable in the circumstances.

ii)	Prior to approval by the directors, the Committee will also report to the Board on the annual statement and returns that must be approved by the directors under the Bank Act.
h)	Evaluation of Effectiveness and Review of Mandate

The Committee shall annually review and assess the adequacy of its mandate and evaluate its effectiveness in fulfilling its mandate.

2.1.2	General Scope of Responsibilities and Purpose of the Committee

Management is responsible for the preparation, presentation and integrity of the Bank’s financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.

The external auditors are responsible for planning and carrying out, in accordance with professional standards, an audit of the Bank’s annual financial statements and reviews of the Bank’s quarterly financial information.

The Committee’s purpose is to review the adequacy and effectiveness of these activities and to assist the Board in its oversight of:
(i)	the integrity of the Bank’s financial statements;

(ii)	the external auditors’ qualifications and independence;

(iii)	the performance of the Bank’s internal audit function and external auditors;

(iv)	the adequacy and effectiveness of internal controls; and

(v)	the Bank’s compliance with legal and regulatory requirements.
The Committee is also responsible for preparing any report from the Committee that may be required to be included in the Bank’s annual proxy statement or that the Board elects to include on a voluntary basis.
The Committee shall meet every fiscal quarter, or more frequently at the discretion of the Committee if circumstances dictate, to discuss with management the annual audited financial statements and quarterly financial statements.
At least quarterly, the Committee shall have separate private meetings with the external auditors, the chief internal auditor, the general counsel, the chief compliance officer and management to discuss any matters that the Committee or these groups believe should be discussed.
In fulfilling its role, the Committee is empowered to investigate any matter with full access to all books, records, facilities, management and employees of the Bank and the authority to retain outside counsel or other experts for this purpose.
2.1.3	Specific Responsibilities
a)	Documents and Reports

The Committee shall review:
i)	prior to review and approval by the Board: the annual statement of the Bank, which includes the annual audited financial statements; the quarterly financial statements of the Bank; the annual information form; the quarterly and annual management’s discussion and analysis; and earnings press releases;

ii)	the types of financial information and earnings guidance provided and types of presentations made to analysts and rating agencies, and shall be satisfied that adequate procedures are in place for the review of the Bank’s public disclosure of financial information extracted or derived from the Bank’s financial statements and shall periodically assess the adequacy of these procedures;

iii)	such returns as the Superintendent of Financial Institutions may specify and other periodic disclosure documentation and reports as may be required under applicable law;

iv)	such investments and transactions that could adversely affect the well-being of the Bank as the external auditors or any officer of the Bank may bring to the attention of the Committee;

v)	prospectuses relating to the issuance of securities of the Bank;

vi)	an annual report on any litigation matters which could significantly affect the financial statements; and

vii)	an annual report from the chief compliance officer on regulatory compliance matters.

b)	Internal Control

The Committee shall require management to implement and maintain appropriate systems of internal control, including internal controls over financial reporting and for the prevention and detection of fraud and error. The Committee shall review, evaluate and approve those systems and meet with the chief internal auditor and with management to assess the adequacy and effectiveness of these systems of internal control and to obtain on a regular basis reasonable assurance that the organization is in control. The Committee shall also receive reports from the Chief Executive Officer and the Chief Financial Officer as to the existence of any significant deficiency or material weakness in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Bank’s ability to record, process, summarize and report financial information and as to the existence of any fraud, whether or not material, that involves management or other employees who have a significant role in the Bank’s internal control over financial reporting.

c)	Internal Auditor

The Committee shall:
i)	review and concur in the appointment, replacement, reassignment or dismissal of the chief internal auditor and review the mandate, annual audit plan, and resources of the internal audit function;

ii)	meet with the chief internal auditor to review the results of internal audit activities, including any significant issues reported to management by the internal audit function and management’s responses and/or corrective actions;

iii)	meet with the chief internal auditor to review the status of identified control weaknesses;

iv)	review representations from the chief internal auditor, based on audit work done, on the adequacy and degree of compliance with the Bank’s systems of internal control;

v)	review the performance, degree of independence and objectivity of the internal audit function and adequacy of the internal audit process; and

vi)	review with the chief internal auditor any issues that may be brought forward by the chief internal auditor, including any difficulties encountered by the internal audit function, such as audit scope, information access, or staffing restrictions.
d)	External Auditors

The Committee shall have the authority and responsibility to recommend the appointment and the revocation of the appointment of any registered public accounting firm (including the external auditors) engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services, and to fix their remuneration, subject to the powers conferred on the shareholders by the Bank Act. The Committee shall be responsible for the oversight of the work of each such accounting firm, including resolution of disagreements between management and the accounting firm regarding financial reporting, and each such firm shall report directly to the Committee. The Committee shall:
i)	meet with the external auditors to review and discuss the annual audit plan, the results of the audit, their report with respect to the annual statement and the returns and transactions referred to in subsection 194(3) of the Bank Act, and the report required to be provided to the Committee by the external auditors pursuant to Rule 2-07 of the U.S. Securities and Exchange Commission’s Regulation S-X;

ii)	have the sole authority to approve all audit engagement fees and terms, as well as the provision and the terms of any legally permissible non-audit services to be provided by the external auditors to the Bank, with such approval to be given either specifically or pursuant to preapproval policies and procedures adopted by the committee;

iii)	review with the external auditors any issues that may be brought forward by the external auditors, including any audit problems or difficulties, such as restrictions on their audit activities or access to requested information, and management’s response;

iv)	annually review with the external auditors their qualifications, independence and objectivity, including formal written statements delineating all relationships between the external auditors and the Bank that may impact such independence and objectivity;

v)	discuss with the external auditors and with management the annual audited financial statements and quarterly financial statements, including the disclosures contained in the annual and quarterly management’s discussion and analysis;

vi)	review hiring policies concerning partners, employees and former partners and employees of the external auditors;

vii)	review and evaluate the qualifications, performance and independence of the lead partner of the external auditors and discuss the timing and process for implementing the rotation of the lead audit partner, the concurring audit partners and any other active audit engagement team partner;

viii)	at least annually, obtain and review a report by the external auditors describing: the external auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the external auditors, and any steps taken to deal with any such issues; and

ix)	take into account the opinions of management and the Bank’s internal auditors in assessing the qualifications, performance and independence of the external auditors.
e)	Liquidity, Funding and Capital Management

The Committee:
i)	shall review and approve at least once a year the liquidity and funding management policies including contingency plans as well as capital management policies recommended by management;

ii)	shall review on a regular basis the liquidity, funding and capital position and liquidity, funding and capital management processes;

iii)	shall obtain on a regular basis reasonable assurance that the Bank’s liquidity and funding management policies and capital management policies are being adhered to;

iv)	as provided in the relevant standing resolutions of the Board of Directors, may designate and authorize the issue of First Preferred Shares and the issue of securities qualifying as Tier 2A capital under capital adequacy guidelines issued by the Superintendent of Financial Institutions; and
v)	in connection with the exercise of the power delegated to senior management to authorize and approve issues of subordinated indebtedness of the Bank, shall review and approve the Draft Securities Disclosure Document as provided in the relevant standing resolution of the Board of Directors.
f)	Other
i)	The Committee shall discuss major issues regarding accounting principles and financial statement presentations, including significant changes in the Bank’s selection or application of accounting principles, analyses prepared by management or the external auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effect on the financial statements of alternative methods of applying Canadian or U.S. generally accepted accounting principles, of regulatory and accounting initiatives and of off-balance sheet structures;

ii)	The Committee shall establish procedures for the receipt, retention, treatment and resolution of complaints received by the Bank regarding accounting, internal accounting controls or auditing matters, as well as procedures for the confidential and anonymous submission of concerns regarding accounting or auditing matters;

iii)	The Committee shall review and discuss any reports concerning material violations submitted to it by Bank attorneys or counsel pursuant to the attorney professional responsibility rules of the U.S. Securities and Exchange Commission, the Bank’s attorney reporting policy, or otherwise;

iv)	The Committee shall, as appropriate, obtain at the expense of the Bank advice and assistance from independent legal, accounting or other advisors;

v)	The Committee shall discuss the major financial risk exposures of the Bank and the steps management has taken to monitor and control such exposures; and

vi)	Subject to the laws applicable to the subsidiary, the Committee may perform for and on behalf of a subsidiary the functions of an audit committee of the subsidiary.

APPENDIX D – PRE-APPROVAL POLICIES AND PROCEDURES
Audit committee
OCTOBER 18, 2006
Policies and Procedures
for the Pre-Approval of Services
to be Performed by public accounting firms
Mandate
1.	The mandate of the Audit Committee established by the board of directors confers on the Committee the authority and responsibility (among other things) to pre-approve all audit and any legally permissible non-audit services to be provided by the external auditors and all audit, review and attest services provided by any other public accounting firm, with such approval to be given either specifically or pursuant to pre-approval policies and procedures adopted by the Committee.
Purpose
2.	These Policies and Procedures are intended:
a)	to specify the methods by which the Audit Committee may pre-approve the provision of audit, review and attest services by any public accounting firm to the Bank and its subsidiaries;

b)	to specify the methods by which the Audit Committee may pre-approve the provision of non-audit services to the Bank and its subsidiaries by the Bank’s external auditors and their affiliates (the “auditors”) that do not impair the independence of the auditors;

c)	to set forth procedures designed to ensure that any services to be provided by the auditors and that any audit, review or attestation services to be performed by any other public accounting firm have been properly authorized and pre-approved under the authority of the Audit Committee, and that the Committee is promptly informed of each service; and

d)	to ensure that the Audit Committee’s responsibilities under applicable law are not delegated to management.
Required Approval of Audit and Non-Audit Services
3.	The Audit Committee shall pre-approve all engagements of the auditors by:
a)	the Bank; or

b)	any subsidiary.

4.	The Audit Committee shall pre-approve engagements of any public accounting firm to provide audit, review or attest services to:
a)	the Bank; or

b)	any subsidiary.
5.	The Audit Committee shall evidence its pre-approval by resolution of the Committee or through the exercise of delegated authority in accordance with these Policies and Procedures.
6.	“Subsidiary” has the meaning set forth in Rule 1-02(x) of the U.S. Securities and Exchange Commission’s Regulation S-X. The Bank considers any entity that the Bank is required to consolidate under U.S. GAAP to be a “subsidiary”.

7.	For the purpose of these Policies and Procedures and any pre-approval:
a)	“Audit services” include services that are a necessary part of the audit process and any activity that is a necessary procedure used by the accountant in reaching an opinion on the financial statements as is required under applicable auditing standards (“AAS”), including technical reviews to reach an audit judgment on complex accounting issues;

b)	The term “audit services” is broader than those services strictly required to perform an audit pursuant to AAS and include such services as:
i)	the issuance of comfort letters and consents in connection with offerings of securities;

ii)	the performance of domestic and foreign statutory audits;

iii)	attest services required by statute or regulation; and

iv)	assistance with and review of documents filed with the Office of the Superintendent of Financial Institutions, Canadian securities administrators, the Securities and Exchange Commission, the Board of Governors of the Federal Reserve Board and other regulators having jurisdiction over the activities of the Bank and its subsidiaries, and responding to comments from such regulators;
c)	“Audit-related” services are assurance (e.g., due diligence services) and related services traditionally performed by the principal accountant and that are reasonably related to the performance of the audit or review of financial statements and not categorized under “audit fees” for disclosure purposes.

“Audit-related services” include:
i)	employee benefit plan audits, including audits of employee pension plans,

ii)	due diligence related to mergers and acquisitions,

iii)	consultations and audits in connection with acquisitions, including evaluating the accounting treatment for proposed transactions;

iv)	internal control reviews;

v)	attest services not required by statute or regulation; and

vi)	consultations regarding financial accounting and reporting standards.
Non-financial operational audits are not “audit-related” services;

d)	“Review services” are services applied to unaudited financial statements and consist of the inquiry and analytical procedures that provide the accountant with a reasonable basis for expressing limited assurance that there are no material modifications that should be made to financial statements for them to be in conformity with GAAP or, if applicable, any other comprehensive basis of accounting;

e)	“Attest” services are those engagements where the accountant issues an examination, a review, or an agreed-upon procedures report on a subject matter, or an assertion about the subject matter that is the responsibility of another party. Examples of the subject matter of an “attest” engagement include: examinations (i.e., audits) of financial forecasts and projections; reviews of pro-forma financial information; reporting on a company’s internal control over financial reporting; and examinations of compliance with contractual arrangements or laws and regulations.
Delegation
8.	The Audit Committee may from time to time delegate to one or more of its members who are “independent” (within the meanings of applicable law and the rules or policies of a securities commission having jurisdiction, and the NYSE) the power to pre-approve from time to time:
a)	audit, review or attest services to be provided by any public accounting firm (including the auditors) that have not been otherwise approved by the Committee;

b)	permissible non-audit services to be provided by the auditors that have not otherwise been approved by the Committee, and

c)	changes in the scope of pre-approved engagements and the maximum estimated fees for engagements that have been pre-approved by the Committee.
9.	The member(s) exercising such delegated authority must report at the next regularly scheduled meeting of the Audit Committee any services that were pre-approved under this delegated authority since the date of the last regularly scheduled meeting.
10.	The member(s) exercising delegated authority may evidence his or her approval by signing an instrument in writing that describes the engagement with reasonable specificity, or by signing an engagement letter containing such a description.
11.	In addition, member(s) exercising delegated authority may pre-approve an engagement orally, if any such oral approval is promptly confirmed in writing. Such written confirmation may be given by fax or e-mail and must describe the engagement with reasonable specificity.
Responsibilities of External Auditors
12.	To support the independence process, the external auditors shall:
a)	confirm in engagement letters that performance of the work will not impair independence;

b)	satisfy the Audit Committee that they have in place comprehensive internal policies and processes to ensure adherence, world-wide, to independence requirements, including robust monitoring and communications;

c)	provide regular communication and confirmation to the Committee on independence;

d)	provide for Committee approval, in connection with each annual audit engagement, a detailed scope of services outlining each individual audit to be performed and a detailed description of audit-related services;

e)	utilize the assigned tracking numbers in all fee billings and correspondence and provide detailed, quarterly fee reporting.

f)	maintain certification by the Canadian Public Accountability Board and registration with the U.S. Public Company Accounting Oversight Board; and

g)	review their partner rotation plan and advise the Committee on an annual basis.
Engagements
13.	The Audit Committee will not, as a general rule, pre-approve a service more than one year prior to the time at which it is anticipated that the firm of accountants will be engaged to provide the service.
14.	Engagements will not be considered to be revolving in nature and may not operate from year-to-year.
15.	All audit and non-audit services to be provided by the auditors and all audit, review or attest services to be provided by any public accounting firm shall be provided pursuant to an engagement letter that shall:
a)	be in writing and signed by the auditors or public accounting firm;

b)	specify the particular services to be provided;

c)	specify the period in which the services will be performed;
d)	specify the maximum total fees to be paid; and

e)	in the case of engagements of the auditors, include a confirmation by the auditors that the services are not within a category of services the provision of which would impair their independence under applicable law and Canadian and U.S. generally accepted auditing standards.
16.	Management shall, before signing and delivering an engagement letter on behalf of the Bank or a subsidiary and before authorizing the commencement of an engagement:
a)	obtain an engagement letter in accordance with the foregoing;

b)	confirm that the services are described in the engagement letter accurately and with reasonable specificity;

c)	obtain confirmation from the auditors that they have conducted an analysis that supports their conclusion that performance of the services will not impair their independence;

d)	with respect to engagements for the provision of services other than audit and audit-related services, obtain confirmation from legal counsel for the Bank that performance of the services will not impair independence; and

e)	verify that the performance of the services has been specifically approved by the Audit Committee or a member in accordance with authority delegated by the Committee.
All engagement letters entered into pursuant to these Policies and Procedures shall be made available to the Audit Committee.
Tax Services
17.	The Audit Committee, and any member in the exercise of delegated power, shall consider the provision of tax services by the auditors on an engagement-by-engagement basis.
18.	The Audit Committee shall not pre-approve, and any member of the Audit Committee may not exercise delegated power to engage the auditors to provide, tax services to the Bank or a subsidiary:
a)	to represent the Bank or a subsidiary before a tax or other court; or

b)	if the provision of the services would be prohibited, as prescribed by paragraph 20 of these Policies and Procedures.
Other Non-Audit Services (Including Business Recovery Services)
19.	The Audit Committee, and any member in the exercise of delegated power, shall consider the provision of other non-audit services (non-audit services other than audit-related services and tax services, and including business recovery services) by the auditors on an engagement-by-engagement basis.
Prohibited Services
20.	The Audit Committee shall not pre-approve, and any member may not exercise delegated power to engage the auditors to provide any services, including tax services or business recovery services, that involve the auditors performing any of the non-audit services set forth in paragraph (c)(4) of Rule 2-01 of the U.S. Securities and Exchange Commission’s Regulation S-X, which include:
a.	providing bookkeeping or other services related to the accounting records or financial statements of the Bank or any of its subsidiaries,

b.	providing financial information systems design and implementation to the Bank or any of its subsidiaries,

c.	providing actuarial services to the Bank or any of its subsidiaries,

d.	providing internal audit outsourcing services to the Bank or any of its subsidiaries,

e.	providing human resources services to the Bank or any of its subsidiaries,
f.	providing broker-dealer, investment adviser, or investment banking services to the Bank or any of its subsidiaries,

g.	functioning in the role of management for the Bank or any of its subsidiaries,

h.	auditing their own work in relation to the Bank or any of its subsidiaries,

i.	providing appraisal or valuation services, contribution in kind reports or fairness opinions to the Bank or any of its subsidiaries,

j.	serving in an advocacy role for the Bank or any of its subsidiaries,

k.	providing legal services to the Bank or any of its subsidiaries,

l.	providing services that fall within the category of “expert” services that are prohibited by applicable law to the Bank or any of its subsidiaries, or

m.	providing services to the Bank or any of its subsidiaries that would otherwise compromise their independence under applicable regulatory guidance.
For the purposes of the Prohibited Services listed in this Section 20 above, a “subsidiary” includes any entity for which the Bank equity accounts for purposes of U.S. GAAP that is material to the Bank. Therefore, the Audit Committee is not permitted to pre-approve the provision of the prohibited services listed above by the auditors to these entities.
Timely Reporting to the Audit Committee
21.	Management shall provide a quarterly written report to the Audit Committee of each service performed and fees, at the scheduled meeting of the Committee held following the end of each fiscal quarter end.
No Delegation to Management
22.	Nothing in these Policies and Procedures shall be interpreted as a delegation to management of the Audit Committee’s responsibilities under applicable law.
Effective Date
23.	These updated Policies and Procedures are effective as and from October 18, 2006.
Disclosure
24.	The Bank shall disclose these Policies and Procedures in its periodic filings, as required by applicable law.
Review
25.	The Audit Committee shall review and reassess the adequacy of these Policies and Procedures on a bi-annual basis.